Exhibit 5.2

December 21, 2018

Reference: 88902/62

TransCanada Corporation

450 – 1st Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Re: TransCanada Corporation (the “Corporation”)

Dear Ladies and Gentlemen:

We hereby consent to the references to our firm on the cover page and under the captions “Enforceability of Civil Liabilities”, “Legal Matters”, “Interests of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of Amendment No. 1 dated December 21, 2018 to the registration statement on Form F-10 (File No. 333-228848) of the Corporation dated December 17, 2018.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP